Exhibit 99.1

Embarq Corporation
5454 West 110th Street
Overland Park, KS 66211
NEWS RELEASE	embarq.com

Media Contact:

Debra Peterson, 913-323-4881

debra.d.peterson@embarq.com

Investor Relations Contact:

Kevin Olin, 866-591-1964

investorrelations@embarq.com

EMBARQ Reports First Quarter Results Highlighted by Record Cash Flow

Company Declares Second Quarter Dividend

Overland Park, Kan. – May 6, 2009 – EMBARQ (NYSE: EQ) today announced first quarter 2009 results, which for the second quarter in a row were highlighted by record cash flow before dividends. The company reported total revenue of $1.35 billion, operating income of $410 million, diluted earnings per share of $1.21 and cash flow before dividends of $339 million.

“Our primary objectives as we entered 2009 were to maintain the momentum that enabled us to post record cash flow in 2008 and to continue to make progress on our merger with CenturyTel,” said Tom Gerke, EMBARQ Chief Executive Officer. “In both respects, I think the EMBARQ team clearly demonstrated their continued commitment by delivering another successful quarter.”

First Quarter Highlights

•	First quarter cash flow before dividends was a record $339 million, an increase of 18.1% over the prior year period.

•	The company reported record first quarter diluted earnings per share from continuing operations of $1.39.

•	Consumer line loss was approximately flat compared to the year-ago period for the first time since the fourth quarter of 2007.

•	First quarter high-speed Internet subscriber additions were 40,000, a 67% increase over each of the last three quarters of 2008.

•	The company doubled the subscriber base of its RescueITSM computer support service, ending the quarter with approximately 36,000 subscribers.

•	EMBARQ Business introduced packages that bundle high-speed Internet service with value-added IT services, such as desktop security, remote storage and the company’s RescueIT computer support service.

•	The company completed the previously announced sale of its distribution and supply chain subsidiary, Embarq Logistics, Inc., to KGP Telecommunications, Inc.

•	The company made progress toward the closing of its merger with CenturyTel and is now waiting for clearance from the FCC and 5 of the 33 states in which the combined company will conduct business.

Embarq Corporation (NYSE: EQ) Page 1 of 12

Financial Results

EMBARQ reported net operating revenues of $1.35 billion for the first quarter, a 7.6% decrease from the prior-year period. Although high-speed Internet and data revenues increased 7.5% and 2.5%, respectively, this growth was more than offset by a 10.5% year-over-year decline in voice revenue.

The decline in revenue was partially offset by increased operating efficiency. Driven by improvement in all expense categories, total operating expenses improved 8.2% year-over-year. As a result, operating income declined just 6% from the record level in the year-ago period to $410 million. Meanwhile, operating margin increased from 29.9% a year ago to 30.5% in the first quarter of 2009.

Earnings per share were negatively impacted by a $26 million non-recurring loss primarily related to the first quarter sale of EMBARQ Logistics.

Diluted earnings per share from continuing operations were a record $1.39, up from $1.38 in the year-ago period. Including discontinued operations, diluted earnings per share were $1.21 compared to $1.37 in the prior-year period.

Capital Expenditures and Cash Flow

Cash flow before dividends totaled $339 million in the first quarter, an increase of 18.1% from $287 million in the year-ago quarter and the highest level EMBARQ has reported since becoming public in May 2006. The company’s strong cash flow results were driven by improved operating efficiency and reduced capital requirements.

Capital spending continues to experience cyclical favorability as network expansion requirements decline with the decrease in new residential construction. As a result, net capital expenditures were $105 million in the quarter, compared to $177 million in the year ago period.

During the first quarter, EMBARQ paid a dividend of $0.6875 per share. The company reduced its net debt by $443 million, ending the period with net debt of $5.195 billion.

Subscriber Results

EMBARQ reported a decline of 144,000 access lines in the first quarter, compared to a decline of 120,000 lines in the year ago period. The 24,000 increase in line loss over the prior-year period was primarily driven by the impact of general economic conditions on business customers. In contrast, consumer line loss was approximately flat compared to the year-ago period for the first time since the fourth quarter of 2007. The company ended the quarter with 5.55 million access lines in total.

During the quarter the company added 40,000 high-speed Internet subscribers, a 67% improvement over each of the last three quarters, ending the period with 1.45 million subscribers. Video net additions totaled 13,000 in the period as the company increased the number of its customers subscribing to video services to 310,000, up 43% in the last year.

Embarq Corporation (NYSE: EQ) Page 2 of 12

Outlook

In light of its pending merger with CenturyTel, the company did not update the outlook it provided on February 12th, 2009. However, the company did have the following comments regarding the second quarter:

•	The rate of revenue decline is expected to be similar to or slightly better than the first quarter.

•	Capital spending is expected to increase sequentially but remain below the prior year level.

•	Cash flow before dividends is expected to be above the prior year level.

Second Quarter Dividend

The EMBARQ board of directors has declared a dividend on the company’s common stock of $0.6875 per share payable June 30, 2009 to shareholders of record at the close of business on June 16, 2009, provided that payment of the dividend is contingent upon, and shall be made only if, the company’s merger with CenturyTel has not become effective on or prior to June 16, 2009.

Conference Call

Today EMBARQ will hold a conference call beginning at 4:30 p.m. EDT. Dial-in numbers for the conference call are (866) 245-2310 (U.S. and Canada) and (816) 650-2838 (International). The code required to access the call is 92372147. Please plan to dial-in at least five minutes before the scheduled start time. A simultaneous audio webcast of the call and a downloadable presentation will be available at www.embarq.com/investors.

For those unable to participate live, a replay of the call will be available until May 16, 2009 by dialing (800) 642-1687 (U.S. and Canada) or (706) 645-9291 (International) as well as at www.embarq.com/investors. The accompanying presentation will also be archived and available for download at this website.

Cautionary Statement

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements relating to EMBARQ’s outlook or expectations for earnings, revenues, expenses, depreciation and amortization, asset quality, access line declines, cash flow measures, customer growth, wireless dilution, or other future financial or business performance, strategies or expectations. The words “estimate,” “plan,” “project,” “forecast,” “expect,” “intend,” “anticipate,” “believe,” “seek,” “target,” “guidance,” “outlook” and similar expressions are intended to identify forward looking statements. These statements reflect management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer and network usage, customer retention, pricing, operating costs, technology, and the economic and regulatory environment.

Embarq Corporation (NYSE: EQ) Page 3 of 12

Future performance cannot be ensured. Actual results may differ materially from those in the forward looking statements. Some factors that could cause actual results to differ include but are not limited to: failure to obtain, delays in obtaining or adverse conditions contained in any regulatory approvals required for the Embarq-CenturyTel merger; failure to consummate or delay in consummating the merger for other reasons; the effects of vigorous competition in the markets in which we operate, including access line loss to cable operators and wireless providers; the impact of new, emerging and competing technologies on our business; the effect of changes in the legal and regulatory environment and the impact of compliance with regulatory mandates, including pending and future federal and state access and USF proceedings; potential fluctuations in our financial performance, including revenues, capital expenditures and operating expenses; the impact of any adverse change in the ratings assigned to our debt by ratings agencies on the cost of financing or the ability to raise additional financing if needed; the effects of mergers, consolidations or other unexpected developments in the industries relevant to our operations; the failure to realize expected improvement in operating efficiencies; the costs and business risks with the development of new products and services; the uncertainties related to our investments in networks, systems and other businesses; the uncertainties related to the implementation of our business strategies; the inability of third parties to perform to our requirements under agreements related to our business operations; our ownership of or ability to license technology that may be necessary to expand our business offerings; restrictions in our patent agreement with Sprint Nextel; unexpected adverse results of legal proceedings involving our company; the impact of equipment failure or other breaches of network or information technology security; potential work stoppages; a determination by the IRS that the spin-off from Sprint Nextel should be treated as a taxable transaction; volatility and other market conditions in the equity and credit markets, including impacts on the stability of banks and other financial institutions; the effects of changes in both general and local economic conditions on the markets we serve, which can impact demand for our products and services; customer purchasing decisions; collectability of revenue; required levels of capital expenditures related to new construction of residences and businesses; the possible impact of adverse changes in political or other external factors over which we have no control, including hurricanes and other severe weather; and other risks referenced in our Annual Report on Form 10-K, including in Part I, Item 1A, “Risk Factors”, and from time to time in other filings of ours with the SEC.

Forward-looking statements speak only as of the date they were made, and EMBARQ undertakes no obligation to update or revise any forward-looking statements in light of new information or future events. You should not place undue reliance on any forward-looking statements, which speak only as of the date of this release. EMBARQ is not obligated to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date of this news release.

Embarq Corporation (NYSE: EQ) Page 4 of 12

Selected Financial Data (Unaudited) - Current Period Results Compared to Prior Year

Consolidated	1Q-09	1Q-08	Fav/(Unfav)
Net Operating Revenues
Voice	$916	$1,024	$(108)	-10.5%
Data	203	198	5	2.5%
High-speed Internet	143	133	10	7.5%
Wireless	9	16	(7)	-43.8%
Other services	55	62	(7)	-11.3%

Service revenues	1,326	1,433	(107)	-7.5%
Product revenues	20	23	(3)	-13.0%

Total Net Operating Revenues	1,346	1,456	(110)	-7.6%

Operating Expenses
Cost of services	343	389	46	11.8%
Cost of products	20	33	13	39.4%
Selling, general and administrative	329	348	19	5.5%
Depreciation	244	250	6	2.4%

Total Operating Expenses	936	1,020	84	8.2%

Operating Income	$410	$436	$(26)	-6.0%
Interest expense	(96)	(104)	(8)	7.7%
Other income, net	1	1	—	n/a

Income Before Taxes	$315	$333	$(18)	-5.4%
Income tax expense	(115)	(119)	4	3.4%

Income from continuing operations	$200	$214	$(14)	-6.5%
Loss from discontinued operations, net of taxes	(26)	(2)	(24)	n/a

Net Income	$174	$212	$(38)	-17.9%

Diluted Earnings Per Share
Continuing operations	$1.39	$1.38	$0.01	0.7%
Discontinued operations	$(0.18)	$(0.01)	$(0.17)	n/a

Total Diluted Earnings Per Share	$1.21	$1.37	$(0.16)	-11.7%

Embarq Corporation (NYSE: EQ) Page 5 of 12

Selected Financial Data (Unaudited) - Current Period Results Compared to Prior Quarter

Consolidated	1Q-09	4Q-08	Fav/(Unfav)
Net Operating Revenues
Voice	$916	$937	$(21)	-2.2%
Data	203	202	1	0.5%
High-speed Internet	143	141	2	1.4%
Wireless	9	12	(3)	-25.0%
Other services	55	60	(5)	-8.3%

Service revenues	1,326	1,352	(26)	-1.9%
Product revenues	20	34	(14)	-41.2%

Total Net Operating Revenues	1,346	1,386	(40)	-2.9%

Operating Expenses
Cost of services	343	341	(2)	-0.6%
Cost of products	20	27	7	25.9%
Selling, general and administrative	329	341	12	3.5%
Depreciation	244	253	9	3.6%

Total Operating Expenses	936	962	26	2.7%

Operating Income	$410	$424	$(14)	-3.3%
Interest expense	(96)	(99)	(3)	3.0%
Other income, net	1	—	1	n/a

Income Before Taxes	$315	$325	$(10)	-3.1%
Income tax expense	(115)	(129)	14	10.9%

Income from continuing operations	$200	$196	$4	2.0%
Loss from discontinued operations, net of taxes	(26)	(5)	(21)	n/a

Net Income	$174	$191	$(17)	-8.9%

Diluted Earnings Per Share
Continuing operations	$1.39	$1.36	$0.03	2.2%
Discontinued operations	$(0.18)	$(0.03)	$(0.15)	n/a

Total Diluted Earnings Per Share	$1.21	$1.33	$(0.12)	-9.0%

Embarq Corporation (NYSE: EQ) Page 6 of 12

Non-GAAP Definitions & Reconciliations

The following non-GAAP (generally accepted accounting principles) measures should be used in addition to, but not as a substitute for, the information provided in EMBARQ’s consolidated financial statements.

Net Debt

Net debt is consolidated debt, including current maturities, less cash and equivalents. EMBARQ believes that net debt provides useful information about its capital structure.

Reconciliation - Net Debt	1Q09	4Q08	1Q08
Current maturities	$2	$2	$99
Long-term debt	5,288	5,743	5,575
Less: Cash and equivalents	(95)	(107)	(52)

Net Debt	$5,195	$5,638	$5,622

Net Capital Expenditures

Net capital expenditures are capital expenditures less proceeds from construction reimbursements. EMBARQ believes that net capital expenditures provides useful information about the capital requirements of its operations.

Reconciliation - Net Capital Expenditures	1Q09	4Q08	1Q08
Capital expenditures	108	154	179
Less: Proceeds from construction reimbursements	(3)	(5)	(2)

Net Capital Expenditures	$105	$149	$177

Cash Flow Before Dividends

Cash flow before dividends is net cash provided by operating activities, excluding the effects of changes in assets and liabilities and other non-cash items, less net capital expenditures. EMBARQ believes that cash flow before dividends provides useful information about its capacity to return value to shareholders and reduce debt.

Reconciliation of Non-GAAP measure - Cash Flow before Dividends	1Q09	4Q08	1Q08
Net cash provided by operating activities	$634	$375	$593
Changes in assets and liabilities, net of other non-cash items	(216)	69	(131)

Net Income excluding depreciation	418	444	462
Add: Loss from discontinued operations, net	26	5	2
Less: Net Capital expenditures	(105)	(149)	(177)

Cash Flow before Dividends	$339	$300	$287

Because Embarq cannot accurately predict the level of cash flow from operating activities and proceeds from construction reimbursements, Embarq does not provide reconciliations to GAAP of its forward looking measures of cash flow before dividends and net capital expenditures.

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Other Financial Measures

Average Revenue per Household is calculated by dividing consumer revenues by average primary consumer access lines. While this measure is not defined under accounting principles generally accepted in the United States, the measure uses a GAAP measure as the basis for the calculation. EMBARQ believes Average Revenue per Household provides useful information concerning the success of its bundling initiatives and performance in attracting and retaining high value customers.

HSI Average Revenue per Subscriber is calculated by dividing high-speed Internet revenues by average high-speed Internet subscribers. While this measure is not defined under accounting principles generally accepted in the United States, the measure uses a GAAP measure as the basis for the calculation. EMBARQ believes HSI Average Revenue per Subscriber provides useful information concerning the appeal of its high-speed Internet pricing plans and performance in attracting and retaining high value customers.

Adoption of New Accounting Pronouncements

First quarter 2009 results include the effects of FSP EITF 03-6-1, which concluded that unvested share-based payment awards that contain a nonforfeitable right to receive dividends, whether paid or unpaid, are participating securities and should be included in the computation of basic earnings per share. As required by this statement, prior period earnings per share and weighted average common shares outstanding were adjusted to conform to the provisions of this standard.

The impact to basic and diluted earnings per share and weighted average common shares outstanding was as follows:

	Year to Date Period Ended March 31, 2008
	As Adjusted	Previously Reported	Difference
Total Earnings per Common Share
Basic	$1.38	$1.39	$(0.01)
Diluted	1.37	1.38	(0.01)

Weighted Average Common Shares Outstanding
Basic (millions)	153.8	152.7	1.1
Diluted (millions)	154.3	154.1	0.2

About EMBARQ

Embarq Corporation (NYSE: EQ), headquartered in Overland Park, Kansas, offers a complete suite of communications services. EMBARQ has operations in 18 states and is in the Fortune 500® list of America’s largest corporations.

For consumers, EMBARQ offers an innovative portfolio of services that includes reliable local and long distance home phone service, high-speed Internet, wireless, and satellite TV from DISH Network® — all on one monthly bill.

For businesses, EMBARQ has a comprehensive range of flexible and integrated services designed to help businesses of all sizes be more productive and communicate with their customers. This service portfolio includes local voice and data services, long distance, Business Class High Speed Internet, wireless, satellite TV from DIRECTV®, enhanced data network services, voice and data communication equipment and managed network services.

For more information, visit embarq.com.

Embarq Corporation (NYSE: EQ) Page 8 of 12

Embarq Corporation

Consolidated Statements of Operations

($ in millions, except per share amounts)

(unaudited)

	Quarter Ended March 31,
	2009	2008
Net Operating Revenues
Service revenues	$1,326	$1,433
Product revenues	20	23

Total net operating revenue	1,346	1,456

Operating Expenses
Cost of services	343	389
Cost of products	20	33
Selling, general and administrative	329	348
Depreciation	244	250

Total Operating Expenses	936	1,020

Operating Income	410	436
Interest expense	(96)	(104)
Other income, net	1	1

Income from Continuing Operations before Taxes	315	333
Income tax expense	(115)	(119)

Income from Continuing Operations	200	214
Loss from Discontinued Operations, net of taxes	(26)	(2)

Net Income	$174	$212

Basic Earnings Per Share
Continuing operations	$1.40	$1.39
Discontinued operations	(0.18)	(0.01)

Total Basic Earnings Per Share	$1.22	$1.38

Basic weighted average shares	143.2	153.8

Diluted Earnings Per Share
Continuing operations	$1.39	$1.38
Discontinued operations	(0.18)	(0.01)

Total Diluted Earnings Per Share	$1.21	$1.37

Diluted weighted average shares	143.5	154.3

Embarq Corporation (NYSE: EQ) Page 9 of 12

Embarq Corporation

Condensed Consolidated Balance Sheets

($ in millions)

(unaudited)

	March 31, 2009	December 31, 2008
Assets
Cash and equivalents	$95	$107
Accounts receivable, net	444	494
Materials and supplies	51	52
Prepaid expenses and other current assets	142	170
Current assets of discontinued operations	—	67

Total current assets	732	890

Net property, plant and equipment	7,251	7,399
Other noncurrent assets	68	70
Noncurrent assets of discontinued operations	—	12

Total noncurrent assets	7,319	7,481

Total assets	$8,051	$8,371

Liabilities and stockholders’ equity
Current maturities of long-term debt	$2	$2
Accounts payable	245	279
Payroll and employee benefits	196	219
Accrued operating taxes	86	78
Deferred revenue	175	184
Accrued interest	139	58
Other current liabilities	52	42
Current liabilities of discontinued operations	—	34

Total current liabilities	895	896

Long-term debt	5,288	5,743
Benefit plan obligations	1,332	1,341
Deferred income taxes	872	793
Other noncurrent liabilities	191	206

Total noncurrent liabilities	7,683	8,083

Stockholders’ equity
Common stock	2	2
Paid-in capital	(193)	(193)
Retained earnings	1,062	986
Accumulated other comprehensive income (loss)	(898)	(903)
Treasury stock, at cost	(500)	(500)

Total stockholders’ equity	(527)	(608)

Total liabilities and stockholders’ equity	$8,051	$8,371

Embarq Corporation (NYSE: EQ) Page 10 of 12

Embarq Corporation

Condensed Consolidated Statements of Cash Flows

($ in millions)

(unaudited)

	Year Ended March 31,
	2009	2008
Operating Activities
Net income	$174	$212
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	26	2
Depreciation	244	250
Deferred and noncurrent income taxes	79	(20)
Provision for losses on accounts receivable	22	21
Stock-based compensation expense	6	9
Other, net	12	11
Changes in assets and liabilities:
Accounts receivable	28	18
Materials and supplies and other current assets	(3)	(21)
Accounts payable and other current liabilities	60	131
Noncurrent assets and liabilities, net	(14)	(26)

Net cash provided by continuing operations	634	587
Net cash provided by discontinued operations	—	6

Net cash provided by operating activities	634	593

Investing Activities
Net capital expenditures	(105)	(177)
Proceeds from sale of discontinued operations	12	—
Proceeds from sales of assets	7	2

Net cash used by investing activities	(86)	(175)

Financing Activities
Changes in debt, net	(455)	(205)
Dividends paid to stockholders	(100)	(107)
Repurchase of common stock	—	(115)
Proceeds from common stock issued	1	4
Other, net	(6)	(12)

Net cash used by financing activities	(560)	(435)

Change in Cash and Equivalents	(12)	(17)

Cash and Equivalents at Beginning of Period	107	69

Cash and Equivalents at End of Period	$95	$52

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Embarq Corporation

Operating Statistics

(Revenues in millions; lines and subscribers in thousands)

	1Q-09 (1)	2008	4Q-08 (1)	3Q-08 (1)	2Q-08 (1)	1Q-08 (1)
Service and Product Revenues
Voice	$916	$3,915	$937	$960	$994	$1,024
Data	203	801	202	202	199	198
High-speed Internet	143	549	141	138	137	133
Wireless	9	58	12	13	17	16
Other	55	246	60	64	60	62

Service revenues	1,326	5,569	1,352	1,377	1,407	1,433
Product revenues	20	120	34	31	32	23

Net operating revenues	$1,346	$5,689	$1,386	$1,408	$1,439	$1,456

Operating Unit Revenues
Consumer	$596	$2,518	$602	$619	$641	$656
Business	362	1,530	381	382	386	381
Wholesale	388	1,641	403	407	412	419

Net operating revenues	$1,346	$5,689	$1,386	$1,408	$1,439	$1,456

Access Lines
Consumer	3,677		3,778	3,894	4,029	4,172
Business	1,740		1,779	1,815	1,841	1,861
Wholesale	135		139	144	152	159

Total	5,552		5,696	5,853	6,022	6,192

Average Revenue per Household (HH)
Consumer revenue	$596		$602	$619	$641	$656
Average households	3,503		3,591	3,698	3,821	3,926

Monthly revenue per average HH	$56.71		$55.88	$55.80	$55.92	$55.70

High-speed Internet Lines
Consumer	1,240		1,200	1,177	1,155	1,132
Business	173		172	172	170	167
Wholesale	39		40	39	39	41

Total	1,452		1,412	1,388	1,364	1,340

HSI Average Revenue per Subscriber
High-speed Internet revenue	$143		$141	$138	$137	$133
Average HSI subscribers	1,432		1,400	1,376	1,352	1,309

Monthly revenue per average subscriber	$33.29		$33.57	$33.43	$33.78	$33.87

Wireless Subscribers
Consumer	56		71	83	97	101
Business	6		7	9	10	11

Total	62		78	92	107	112

Entertainment Subscribers	310		297	284	239	217

(1)	unaudited

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